News Release

For Immediate Release: January 19, 2006

The Board of Directors of MainStreet BankShares, Inc. located in Martinsville, Virginia announced that C. R. (Andy) McCullar will retire as President and Chief Executive Officer effective April 30, 2006. Mr. McCullar, who began his career in 1958 with National Bank of Commerce in Norfolk, Virginia was the founding chief executive officer of MainStreet BankShares, Inc. and one of twelve original organizers of the company in 1999. Mr. McCullar is presently a director of MainStreet and will remain on the Board. His current term expires in April 2008.

The Board further announced that Larry A. Heaton, currently Chairman, President and Chief Executive Officer of Franklin Community Bank, N.A., a subsidiary of MainStreet BankShares, Inc., will succeed Mr. McCullar as President and Chief Executive Officer of the company effective May 1, 2006.

Contact:

C. R. McCullar, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-8092